Exhibit 4

                             DEPOSIT AGREEMENT
                             -----------------

STRICTLY CONFIDENTIAL
---------------------

                                                           October 10, 2003

Opinder Singh Gill
1043 53 St. E
Vancouver, B.C.
V5X 1J7

Dear Tom:

This letter agreement (the "Agreement") sets out the terms and conditions upon which Honeywell International Inc. (the "Offeror's Parent") will cause 678669 B.C. Ltd., a direct or indirect wholly-owned subsidiary of the Offeror's Parent (the "Offeror") to make an offer (the "Offer") on substantially the terms and conditions set forth in the support agreement between Silent Witness Enterprises Ltd. (the "Company") and the Offeror and the Offeror's Parent dated the date hereof (the "Support Agreement"), to purchase all of the issued and outstanding common shares (the "Shares") of the Company.

This Agreement also sets out the terms and conditions of the agreement by you (the "Shareholder") to deposit, or cause to be deposited, under the
Offer: (i) the 81,700 Shares presently owned beneficially by the Shareholder; (ii) all Shares, if any, issued upon the exercise of certain stock options or any other rights convertible or exercisable for shares held by the Shareholder; and (iii) any Shares subsequently acquired by the Shareholder (the "Shareholder's Shares"), and sets out the obligations and commitments of the Shareholder in connection therewith. References in this Agreement to the Shares held or to be acquired by the Shareholder include the associated rights issued pursuant to the Company's "Rights Plan" (as defined in the Support Agreement).

                                 ARTICLE 1
                                 THE OFFER

1.1  TIMING OF THE OFFER.
     -------------------

The Offeror's Parent agrees to cause the Offeror to make the Offer for all of the Shares within the time and upon the terms as provided for in the Support Agreement, and subject to the conditions therein contained.

1.2  MODIFICATION OF OFFER.
     ---------------------

The Offeror's Parent agrees that it will not cause or permit the Offeror to amend, modify or change the Offer without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld, and to provide a draft of any proposed amendment, modification or change to the Offer to the Shareholder and to consult with the Shareholder with respect to the terms and conditions of such proposed amendment, modification or change of the Offer. The covenants in the foregoing sentence shall not apply in respect of any amendments, modifications or changes to the Offer in accordance with section 1.1(e) of the Support Agreement provided that the Offeror and the Offeror's Parent shall not, without the consent of the
Shareholder:

     (a) increase the number or percentage of Shares required to satisfy the "Minimum Condition" (as defined in the Support Agreement) or decrease the number or percentage of Shares required to satisfy the Minimum Condition below 50% of the outstanding Shares, decrease the consideration per Share payable under the Offer, change the form of consideration payable under the Offer (other than to add additional consideration) or decrease the number of Shares sought under the Offer;

     (b)  impose additional material conditions to the Offer;

     (c) in the event all of the "Bid Conditions" (as defined in the Support Agreement) are satisfied or waived, extend the period during which Shares may be deposited under the Offer without taking up and paying for Shares validly deposited thereunder and not withdrawn except as required by applicable law; or

     (d) modify or amend the Offer or any terms thereof in a manner adverse to the Shareholder.

1.3  GENERAL.
     -------

Subject to the terms and conditions of the Support Agreement, the Offeror's Parent hereby covenants to use, and to cause the Offeror to use, its reasonable best efforts to successfully complete the Offer and the transactions contemplated by this Agreement.

                                 ARTICLE 2
                       REPRESENTATIONS AND WARRANTIES

2.1  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.
     -------------------------------------------------

The Shareholder hereby represents and warrants to the Offeror's Parent that:

     (a) Authorization. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement enforceable by the Offeror's Parent against the Shareholder in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (b) Ownership of Shares. The Shareholder: (i) is the sole beneficial owner of 81,700 Shares which are currently held by the Shareholder; (ii) is the holder of no options to purchase Shares; and (iii) is the holder of 33,750 share appreciation rights ("Share Appreciation Rights") to receive a cash payment based on the price of the Shares or the right to receive Shares. Except as stated in this paragraph, the Shareholder does not own or control, directly or indirectly, any other Shares or options, rights or other entitlements to acquire Shares. The Shareholder has the exclusive right to dispose of the Shareholder's Shares as provided in this Agreement and the Shareholder is not a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or law of which a breach would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

     (c) Good Title. All the Shareholder's Shares and Share Appreciation Rights are now, and at the time the Offeror directly or indirectly takes up and pays for the Shareholder's Shares under the Offer will be beneficially owned by the Shareholder with good and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

     (d) No Agreements. No person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Shareholder, or any registered holder of the Shareholder's Shares, of any of the Shareholder's Shares, or any interest therein or right thereto, except pursuant to this Agreement.

     (e) Voting. Neither the Shareholder nor any registered holder of the Shareholder's Shares has previously granted or agreed to grant any ongoing proxy in respect of the Shareholder's Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Shareholder's Shares.

     (f) No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the knowledge, information and belief of the Shareholder, threatened against the Shareholder, which relates to this Agreement or otherwise materially impairs the ability of the Shareholder to consummate the transactions contemplated hereby.

     (g) Arm's Length Negotiation. The price payable by the Offeror's Parent for the Shares pursuant to the Offer (the "Offer Price") was arrived at through negotiation between the Company and the Offeror's Parent. The Shareholder has full knowledge of and access to information concerning the Company such that the underlying value of the Company was a material factor considered by the Shareholder in entering into this Agreement and agreeing to the Offer Price, and there are no non-financial factors or other factors peculiar to the Shareholder which have been considered relevant by the Shareholder in assessing such price or that had the effect of reducing the price that would otherwise have been considered acceptable to the Shareholder.

     (h) Company Public Disclosure Documents. To the best of the knowledge of the Shareholder: (i) all forms, reports, statements, schedules and documents required to be filed by the Company with securities regulatory authority under applicable securities laws (collectively, the "Reports") did not, at the time filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) the Company has not filed any confidential material change report with any securities regulatory authority or stock exchange which at the date of this Agreement remains confidential; and (iii) the Company has publicly disclosed in the Reports any information regarding any event, circumstances or action taken or failed to be taken by the Company or its subsidiaries which could individually or in the aggregate reasonably be expected to be Materially Adverse to the Company or its subsidiaries, either individually or in the aggregate.

     (i) Company Representations and Warranties. To the best of the knowledge of the Shareholder, all of the representations and warranties of the Company set forth in the Support Agreement are true and correct.

2.2  REPRESENTATIONS AND WARRANTIES OF THE OFFEROR'S PARENT.
     ------------------------------------------------------

The Offeror's Parent represents and warrants to the Shareholder as follows:

     (a) Organization. Each of the Offeror's Parent and the Offeror is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation.

     (b) Authority. The Offeror's Parent has all requisite corporate power and authority to enter into this Agreement, and the Offeror will have at the date of the Offer all necessary corporate power and authority to make the Offer and to carry out the transactions contemplated hereby and by the Offer. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Offeror's Parent, and no other corporate proceedings on the part of the Offeror's Parent are necessary to authorize this Agreement. The Agreement has been duly executed and delivered by the Offeror's Parent and constitutes a legal, valid and binding agreement enforceable by the Shareholder against the Offeror's Parent in accordance with its terms, subject, however, to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies.

     (c) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will conflict with or result in any breach of any provision of the constating documents of the Offeror's Parent or the Offeror.

                                 ARTICLE 3
                        COVENANTS OF THE SHAREHOLDER

3.1  GENERAL.
     -------

The Shareholder hereby covenants that until the earlier of (i) the date on which the Offeror has taken up and paid for Shares under the Offer; (ii) the date on which the Offeror abandons the Offer; (iii) the Offer expires and the Offerer has not taken up and paid for Shares in accordance with applicable law; or (iv) the termination of this Agreement in accordance with this Agreement, the Shareholder will:

     (a) except as permitted by this Agreement, not take and shall not authorize or permit any investment banker, financial advisor, attorney, accountant or other representative of his to take, any action of any kind, indirectly or directly, to oppose, frustrate or delay the take up and payment of Shares deposited under the Offer or the completion of the Offer, including but not limited to any action to solicit, initiate, knowingly assist or knowingly encourage inquiries, submissions, proposals or offers from any other person, entity or group, and will cease immediately and not continue in any discussions or negotiations the Shareholder is carrying on regarding, or furnish to any other person, entity or group, any confidential, non-public information with respect to any "Competing Proposal" (as defined in the Support Agreement) provided that, nothing contained in this section or other provisions of this Agreement shall:

          (i) prevent the Shareholder, in his capacity as a director or officer of the Company, from engaging in discussions or negotiations with a third party or providing information in respect of, or otherwise responding to, or negotiating, approving and recommending to holders of Shares, an unsolicited bona fide Competing Proposal if the Board of Directors of the Company has determined in good faith, after consultation with and receiving advice from legal counsel and the Company's financial advisors, that such proposal may constitute or lead to a Superior Proposal or that such action is otherwise required by reason of the fiduciary duties of the directors of the Company under applicable law; or

          (ii) preclude the Shareholder, in his capacity as a director or Officer of the Company, from responding, within the time and manner required by the applicable laws, to any take over bid or any business combination or similar transaction involving the Company or any of its subsidiaries or assets or tender or exchange offer made for the Shares;

          and nothing in this Agreement shall be interpreted to extend to acts or omissions of the Shareholder acting in his capacity as a director or officer of the Company or otherwise to fetter the proper exercise of discretion by the Shareholder acting in that capacity;

     (b) if the Shareholder receives any Competing Proposal the Shareholder will notify the Offeror within 24 hours of becoming aware of a proposal which, if made in writing, could constitute a Competing Proposal (as such term is defined in the Support Agreement) including the identity of any prospective offeror and the person making the Competing Proposal;

     (c) not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Shareholder's Shares, or any right or interest therein (legal or equitable), to any person, entity or group or agree to do any of the foregoing;

     (d) not grant or agree to grant any proxy or other right to vote the Shareholder's Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Shareholder's Shares;

     (e) not do indirectly that which the Shareholder may not do directly in respect of the restrictions on the Shareholder's rights with respect to the Shareholder's Shares pursuant to this section 3.1, including, but not limited to, the granting of a proxy on the Shares of any direct or indirect holding company of the Shareholder which would have, indirectly, the effect prohibited by this section 3.1, and not to take any action which would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations under this Agreement;

     (f) exercise the voting rights attaching to the Shareholder's Shares and otherwise use his best efforts to cause the Company to comply with its obligations under the Support Agreement, including its agreement, subject to the terms and conditions of the Support Agreement, to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Offer and the Support Agreement;

     (g) agree to use his best efforts to cause the Company to comply with its notification obligations pursuant to section 3.2(b) of the Support Agreement;

     (h) not purchase or obtain or enter into any agreement or right to purchase any additional Shares;

     (i) exercise all Share Appreciation Rights held by the Shareholder and elect to receive cash in settlement of such Share Appreciation Rights, to the extent permitted under the terms of the Share Appreciation Rights, provided, that such exercise of Share Appreciation Rights may be made subject to the condition that, and become effective only upon, the Offeror having taken up and paid for any Shares under the Offer or becoming bound to do so;

     (j) use all reasonable efforts to preserve intact the goodwill of the Company and its subsidiaries, keep available the services of their respective present officers and key employees, and preserve their business relationships with customers and others having business relationships with them and not engage in any action directly or indirectly, with the intent to adversely impact the Company's obligations under the Support Agreement; and

     (k) if applicable, resign as a director of the Company effective at the time and in the manner requested by the Offeror's Parent, after the Offeror takes up and pays for the Shareholder's Shares.

3.2  OFFER LETTER
     ------------

The Shareholder hereby covenants that immediately upon the Offeror first taking up and paying for Shares under the Offer, the Shareholder shall execute an offer letter substantially in the form initialled by the Shareholder and Offeror's Parent concurrently with the execution of this Agreement (except as the terms of such offer letter may be modified to receive all regulatory approval necessary under applicable Canadian securities laws (as approved by each of the Shareholder and the Offeror's Parent, acting reasonably) to approve the terms thereof).

3.3  NON-COMPETITION AND NON-SOLICITATION.
     ------------------------------------

The Shareholder hereby covenants that such shareholder will fully comply with the covenants and agreements set forth in Schedule 1 attached hereto.

                                 ARTICLE 4
                            DEPOSIT AND PAYMENT

4.1  DEPOSIT.
     -------

Subject to section 4.2, the Shareholder hereby irrevocably and unconditionally, subject to the terms of this Agreement, agrees that if the Offeror makes the Offer on the terms and conditions and conditions set out in the Support Agreement the Shareholder shall deposit or cause to be deposited all of the Shareholder's Shares (including for greater certainty all Shares issued or which may be issued to the Shareholder upon the exercise of any other rights to acquire Shares), together with a duly completed and executed letter of transmittal, under the Offer as soon as practicable following the Offeror making the Offer and in any event prior to the expiry of the Offer. In the event that the Shareholder subsequently obtains any additional Shares as contemplated by section 3.1(f) hereof or otherwise, such Shares shall likewise be deposited under the Offer as soon as practicable thereafter and in any event prior to the expiry of the Offer.

4.2  NO WITHDRAWAL.
     -------------

The Shareholder hereby irrevocably and unconditionally, subject to the terms of the Agreement, agrees that neither it nor any person on its behalf will withdraw or take any action to withdraw any of the Shareholder's Shares deposited under the Offer, notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which the Shareholder might have, unless this Agreement is terminated in accordance with its terms prior to the taking up of the Shareholder's Shares under the Offer or unless:

     (a) in the event that the Offer is not extended in accordance with the Support Agreement, the Offeror does not take up and pay for the Shares on or before January 31, 2003;

     (b) in the event that the Offer is extended in accordance with the Support Agreement, the Offeror does not take up and pay for the Shares under the Offer on or before the end of the tenth day following the expiry of the Offer;

     (c) a "Superior Proposal" (as defined in the Support Agreement) is made, the board of directors of the Company has either withdrawn its recommendation of the Offer or recommended acceptance of the Superior Proposal, and (i) the Offeror has not amended the Offer to increase the consideration to be paid to holders of Shares pursuant to the Offer within the time periods specified by
          Section 4.2 of the Support Agreement to an amount having a value at least equal to the value of the consideration offered under the Superior Proposal and (ii) the fee specified in Section 4.5 of the Support Agreement has been paid to the Offeror's Parent as specified therein; or

     (d) the Shareholder receives the consent of the Offeror's Parent or the Offeror to so withdraw the Shareholder's Shares.

4.3  APPOINTMENT OF PROXY
     --------------------

The Shareholder hereby grants to, and appoints, the Offerors' Parent and the Secretary of the Offerer's Parent and the Chief Financial Officer of the Offeror's Parent, in their respective capacities as officers of the Offeror's Parent, and any other designee of the Offeror's Parent, each of them individually, the Shareholder's irrevocable proxy and attorney in fact (with full power of substitution) to vote the Shareholder's irrevocable proxy and attorney in fact (with full power of substitution) to vote the Shareholder's Shares with respect thereto, in order to give effect to the covenants of the shareholder contained in this Agreement and in furtherance of the obligations of the Company contained in the Suport Agreement. The Shareholder agrees that proxy is irrevocable until this Agreement is terminated in accordance with Article 5 hereof and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Shares.

4.4  STOP TRANSFER ORDER
     -------------------

Subject to the termination rights set forth in Article V of this Agreement, in furtherance of the transactions contemplated by this Agreement and the Support Agreement, the Shareholder hereby authorizes the Offeror's Parent to instruct the Company to direct its transfer agent to place a stop transfer order on the Shareholder's Shares and not to amend, terminate or waive any of the terms of such stop transfer order (other than to permit the transfer of the Shareholder's Shares to the Offeror) during the term of this Agreement.

                                 ARTICLE 5
            TERMINATION BY THE SHAREHOLDER AND BY THE PURCHASER

5.1  TERMINATION BY THE SHAREHOLDER.
     ------------------------------

The Shareholder, when not in material default in performance of his obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to the Offeror's Parent if:

     (a)  the Offer has not been made as provided in section 1.1 hereof,

     (b)  the Offer  does not  substantially  conform  with,  or subject to section 1.2 hereof is modified in a manner so as not to conform with, the description in the Support Agreement or the provisions of this Agreement;

     (c) Shares deposited under the Offer (including the Shareholder's Shares) have not, for any reason whatsoever, been taken up and paid for on or before the end of the tenth day following the expiry of the Offer;

     (d) the Offer is abandoned by the Offeror (which shall be conclusively evidenced by the Offeror issuing a press release or otherwise publicly disclosing or announcing that the Offer is withdrawn);

     (e) after January 31, 2004 if the Offeror has not purchased any Shares pursuant to the Offer, otherwise than as a result of the material breach by the Shareholder of any material covenant or obligation under this Agreement or as a result of any representation or warranty of the Shareholder in this Agreement being untrue or incorrect in any material respect; provided, however, that if the Offeror's take up and payment for Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver consent or approval which is necessary to permit the Offeror to take up and pay for the Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Shareholder pursuant to this section until the earlier of (i) March 31, 2004 and (ii) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; and

     (f)  the Support Agreement is terminated in accordance with its terms.

5.2  TERMINATION BY THE OFFEROR'S PARENT.
     -----------------------------------

The Offeror's Parent, when not in material default in performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to the Shareholder if:

     (a) the Shareholder has not complied in all material respects with its covenants to the Offeror's Parent contained herein;

     (b) any of the representations and warranties of the Shareholder contained herein is untrue or inaccurate;

     (c) the Company has not complied in all material respects with its covenants to the Offeror's Parent under the Support Agreement;

     (d) the conditions in Exhibit II of the Support Agreement are not satisfied or waived by the Offeror on or prior to the expiry of the Offer; or

     (e)  in the event of the termination of the Support Agreement.

5.3  EFFECT OF TERMINATION.
     ---------------------

In the case of any termination of this Agreement pursuant to this Article 5, this Agreement shall be of no further force and effect. Such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination. Upon termination of this Agreement in accordance with its terms, the Shareholder shall be entitled to withdraw the Shareholder's Shares from the Offer.

                                 ARTICLE 6
                                  GENERAL

6.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
     ------------------------------------------

The representations and warranties shall not survive the consummation of the Offer, provided that the representations and warranties of the Shareholder in section 2.1(a) through (e) of this Agreement shall survive indefinitely and the other representations and warranties of the
Shareholder in section 2.l of this Agreement shall terminate upon the expiry of the Offer. No investigations made by or on behalf of the Offeror's Parent, the Offeror or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Shareholder in or pursuant to this Agreement.

6.2  DISCLOSURE.
     ----------

Except as may otherwise be required by law or by regulatory authorities having discretion over such matters, each party hereto agrees that it will not make any public disclosure with respect to this Agreement or the negotiations related to this Agreement in each case without the prior approval of the other party, which approval will not be unreasonably withheld. If any party deems that it is required by law or such regulatory authority to make any public announcement or release concerning this Agreement, such party agrees to provide a written copy thereof to the other party in advance of any such announcement or release and to reasonably consider any suggested modifications, which will be provided by the other party in a timely matter. The parties acknowledge that the terms of this Agreement will be summarized in the Offer and in the Directors' Circular relating to the Offer.

6.3  ASSIGNMENT.
     ----------

This Agreement shall not be assigned by operation of law or otherwise, except that the Offeror's Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Offeror's Parent, provided that no such assignment shall relieve the Offeror's Parent of its obligations hereunder if such assignee does not perform such obligations.

6.4  TIME.
     ----

Time shall be of the essence of this Agreement.

6.5  CURRENCY.
     --------

All sums of money referred to in this Agreement shall mean Canadian funds.

6.6  GOVERNING LAW.
     -------------

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties hereto submit to the non-exclusive jurisdiction of the courts of the Province of Ontario and British Columbia in respect of the interpretation and enforcement of this Agreement.

6.7  ENTIRE AGREEMENT.
     ----------------

This Agreement and the other agreements referenced herein constitute and comprise the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

6.8  AMENDMENTS.
     ----------

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. Either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

6.9  DEFINITIONS.
     -----------

For the purposes of this Agreement the term:

     (a) "affiliates" and "associates" means the persons, companies and other entities included in the definitions of such terms under the Securities Act (British Columbia);

     (b) "business day" means any day, other than a Saturday or Sunday, on which chartered banks in the City of Vancouver, British Columbia and the City of Toronto, Ontario are open for business;

     (c) "Effective Date" means any date upon which the Offeror takes up and pays for Shares under the Offer;

     (d) "Materially Adverse" has the meaning ascribed to such term in the Support Agreement;

     (e) "material fact", "material change" and "misrepresentation" are used as defined under the Securities Act (British Columbia); and

     (f) "Shares" shall include any shares into which the Shares may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom including any extraordinary distributions of securities which may be declared in respect of the Shares.

or the purposes of this Agreement, if the last day of a period of days is not a business day, the period shall be extended to the next following day which is a business day.

6.10 SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS.
     -----------------------------------------------

Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that the Offeror's Parent would not contemplate causing the Offer to be made and the Shareholder would not agree to its covenants to the Offeror's Parent herein and to irrevocably deposit the Shareholder's Shares to the Offer unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief.

6.11 NOTICES.
     -------

Any notice required or permitted to be given hereunder shall be written, and shall be either (i) personally delivered, (ii) sent by a reputable common carrier guaranteeing next business day delivery, or (iii) sent by facsimile, to the respective addresses of the parties set forth below, or to such other place as any party hereto may by notice given as provided herein designate for receipt of notices hereunder. Any such notice shall be deemed given and effective upon receipt or refusal of receipt thereof by the primary party to whom it is to be sent.

     (a)  If to the Offeror's Parent or the Offeror, addressed as follows:

          Honeywell International Inc.
          101 Columbia Road
          Morristown, NJ  07962

          Attention:    Senior Vice President and General Counsel

          Facsimile:    (973) 455-4217

     with a copy to:

          Honeywell International Inc.
          1600 Utica Avenue S
          Suite 300
          St. Louis Park, MN  55416

          Attention:    Vice President and General Counsel -
                        Automation and Control Solutions

          Facsimile:    (952) 656-1231

     with a further copy to:

          Osler, Hoskin & Harcourt LLP
          Box 50, 1 First Canadian Place
          Toronto, ON  M5X 1B8

          Attention:    Stephen Arnold

          Facsimile:    (416) 862-6615

     (b)  to the Shareholder, addressed as follows:

          Opinder Singh Gill

          1043 53 St. E
          Vancouver, B.C.
          V5X 1J7

     with a copy to:

          Harris and Company
          14th Floor, Bentall 5
          550 Burarrd Street
          Vancouver, BC  V6C 2B5

          Attention:    Mr. Naz Mitha

          Facsimile:    (604) 684-6632

     and, solely for information purposes, to:

          McCarthy Tetrault LLP
          1300 - 777 Dunsmuir Street
          Vancouver, BC  V7Y 1K2

          Attention:    Tim McCafferty

          Facsimile:    (604) 622-5680

6.12 EXPENSES.
     --------

Each of the parties shall pay all of its own legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.13 SEVERABILITY.
     ------------

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

       [The remainder of this page has intentionally been left blank]

6.14 COUNTERPARTS.
     ------------

This Agreement may be executed by facsimile signature, or otherwise, in two or more counterparts, all of which taken together will constitute one binding agreement.

                                 HONEYWELL INTERNATIONAL INC.

                                   By: /s/ Anne T. Madden
                                       --------------------
                                       Anne T. Madden,
                                       Vice President-Corporate Planning
                                       and Development




Agreed and accepted as of this 10th day of October, 2003.

                                    /s/ Opinder Singh Gill
                                    ------------------------
                                    /s/ Opinder Singh Gill

                                                                   SCHEDULE 1
                                                                   ----------

SHAREHOLDERS NON-COMPETITION AND NON-SOLICITATION COVENANTS

1.   ACKNOWLEDGEMENT.
     ---------------

The Offeror's Parent is a leading global manufacturer of security systems and products for home, business and specialty applications and the Offeror has agreed to acquire all of the outstanding common shares of the Company for an amount that is substantially in excess of the current share price. By virtue of his position with the Company the Shareholder has maintained close working relationships with the customers, clients, suppliers, distributors, consultants, agents and employees of the Company, and is in a position to irreparably harm the Company and the Offeror's Parent should he make use of the specialised knowledge, contacts and connections that were obtained because of his position with the Company or the specialised knowledge, contacts and connections that will be obtained because of his future position with the Offeror's Parent.

The Shareholder acknowledges and agrees that because he and others will be receiving an amount that is substantially in excess of the current share price the following covenants and restrictions are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Offeror acquiring the shares of the Company.

2.   NON-COMPETITION AND NON-SOLICITATION.
     ------------------------------------

The Shareholder will not for a period of eighteen months from the date on which such Shareholder's employment with the Offeror's Parent or its Affiliates is terminated (such date, the "Termination Date") without the Offeror's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, employee, consultant, or in any capacity whatsoever:

(a) engage in or in any way be concerned with any business or enterprise relating to the manufacture, sales or installation of video or DVR/digital CCTV security systems and security products for home or business (the "CCTV Business") in any of the provinces and territories of Canada, and the states and territories of the United States of America; provided, however, the foregoing shall not be deemed to prohibit the Shareholder from being employed by a corporation or other entity in a position wholly unrelated to the manufacture, sales or installation of security systems and security products for home or business merely because such corporation or other entity is engaged in the CCTV Business.

(b) solicit, attempt to solicit, call upon, or accept the business of any firm, person or company who is or, during a 18 month period prior to the Termination Date, was a customer, client, supplier or distributor of the Company or, with respect to the CCTV Business, the Offeror's Parent (or any of its Affiliates);

(c) take advantage of, derive a benefit or otherwise profit from any business opportunities that the Shareholder became aware of in the course of employment with the Company or the Offeror's Parent or any of its Affiliates even if the Offeror does not take advantage of or exploit such opportunities;

(d) take any action as a result of which relations between the Company or the Offeror's Parent (or any of its Affiliates), on the one hand, and its consultants, customers, clients, suppliers, distributors, employees or others, on the other hand, may be impaired or which might otherwise be detrimental to the business interests or reputation of the Company or the Offeror's Parent (or any of its Affiliates);

(e) solicit, attempt to solicit, or communicate in any way with any employees or consultants of the Company or the Offeror's Parent (or any of its Affiliates) for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity; or

(f) hire, whether as an employee, consultant or otherwise, any person who as of the date on which the Shareholder's employment with the Offeror's Parent or its Affiliates is terminated was employed by the Company or the Offeror's Parent (or any of its Affiliates), or who at any time was employed or engaged by the Company or the Offeror's Parent (or any of its Affiliates) in the 12 months preceding the Termination Date.